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                              CERTIFICATE OF CORRECTION

                     TO THE RESTATED CERTIFICATE OF INCORPORATION
                               OF OAK TECHNOLOGY, INC.


                FILED IN THE OFFICE OF THE DELAWARE SECRETARY OF STATE
                                    ON MAY 1, 1995


         OAK TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies that:

    1. The Restated Certificate of Incorporation of the Corporation (the "Restated Certificate") filed in the Office of the Secretary of State of the State of Delaware (the "Office") on May 1, 1995 requires correction, as permitted by Section 103(f) of the Delaware General Corporation Law.

    2. The inaccuracies or defects in the Restated Certificate exist in Article FOURTH. Due to an inadvertent error, the Restated Certificate failed to accurately restate and integrate the provisions of the Restated Certificate of Incorporation of the Corporation filed in the Office on December 28, 1994, as amended and supplemented prior to May 1, 1995, in that a paragraph was omitted from the end of Article FOURTH of the Restated Certificate.

    3. Article FOURTH of the Restated Certificate is hereby corrected by adding the following paragraph as the second and last paragraph of Article
FOURTH:

         The Board of Directors is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Shares, and to fix, increase or decrease the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.


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         IN WITNESS WHEREOF, Oak Technology, Inc. has caused this Certificate to be signed by its duly authorized officer on this ___ day of July, 1997.


                                       OAK TECHNOLOGY, INC.



                                       By:
                                            ------------------------
                                            Sidney Faulkner
                                            Vice President, Finance, Chief
                                            Financial Officer and Secretary